Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-289600) of our report dated May 1, 2023, relating to the consolidated financial statements of Chanson International Holding as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of Chanson International Holding for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

September 15, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com